Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated October 5, 2012, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Union Drilling, Inc.

a Delaware corporation

at

$6.50 Net Per Share

Pursuant to the Offer to Purchase dated October 5, 2012

by

Fastball Acquisition Inc.

a direct, wholly owned subsidiary of

Sidewinder Drilling Inc.

Fastball Acquisition Inc., a Delaware corporation (“Purchaser”) and a direct, wholly owned subsidiary of Sidewinder Drilling Inc., a Delaware corporation (“Parent”), which is controlled by Avista Capital Partners III, L.P., a Delaware limited partnership, and Avista Capital Partners (Offshore) III, L.P., a Bermuda limited partnership (together, the “Sponsors”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Union Drilling, Inc., a Delaware corporation (“Union Drilling”), at a purchase price of $6.50 per Share (the “Offer Price”), net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 5, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials constitutes the “Offer”).

Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, NOVEMBER 2, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 24, 2012 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Purchaser and Union Drilling. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Union Drilling (the “Merger”), with Union Drilling continuing as the surviving corporation in the Merger as a direct, wholly owned subsidiary of Parent. In certain cases, Parent, Purchaser and Union Drilling have agreed in the Merger Agreement to proceed with a one-step merger transaction if the Offer is not consummated. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (excluding Shares held (i) by Union Drilling as treasury stock or held by Parent or Purchaser (including as a result of an exercise of the Top-Up Option (as defined in the Offer to Purchase) if necessary to ensure that at least 90% of the Shares are owned by Purchaser)

and (ii) by stockholders who validly demand appraisal rights under Delaware law with respect to such Shares), will be cancelled and converted into the right to receive an amount of cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, Union Drilling will cease to be a publicly traded company and will become wholly-owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition, (ii) the HSR Condition and (iii) the Governmental Authority Condition, each as described below. The Minimum Tender Condition requires that there be a number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 12:00 Midnight (New York City time) at the end of the day on Friday, November 2, 2012 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) that, together with the number of Shares owned by each of Wolf Marine S.A., Lucky Star Ltd. and Steven A. Webster (which are subject to certain Contribution, Non-Tender and Support Agreements, dated as of September 24, 2012, entered into by Parent with each of Wolf Marine S.A., Lucky Star Ltd. and Mr. Webster), represents at least 67.2% of the outstanding Shares on a fully diluted basis as of the Expiration Date. Mr. Webster is the co-managing partner of Avista Capital Partners III GP, LP, which is the general partner of the Sponsors. The HSR Condition requires that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated. Under the HSR Act, Parent will file, and Union Drilling will file, a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer and the Merger. The Governmental Authority Condition requires that no governmental authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that has the effect of restraining, prohibiting, delaying or otherwise making illegal the Offer or the consummation of the Offer, the Merger or the consummation of the Merger, or preventing or prohibiting the Offer or the Merger. The Offer also is subject to other conditions as described in the Offer to Purchase.

The board of directors of Union Drilling, Inc. unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Union Drilling and Union Drilling’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of Union Drilling accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.

The Merger Agreement provides that if, on or prior to any scheduled expiration date, any of the offer conditions have not been satisfied or waived (if permitted by the Merger Agreement), then Purchaser may (and, at Union Drilling’s request, Purchaser must) extend the offer for one or more successive periods in order to permit the satisfaction of such conditions. However, Purchaser is not permitted to extend the offer pursuant to the preceding sentence beyond the earlier of December 5, 2012 and the date that is five business days after the date on which the Securities and Exchange Commission (the “SEC”) has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by Union Drilling in connection with the adoption of the Merger Agreement, including by informing Union Drilling that it does not intend to review the proxy statement. Purchaser must extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or the NASDAQ Stock Market, LLC applicable to the Offer or for any period otherwise required by applicable law.

Purchaser may extend the Offer if, on or prior to any scheduled expiration date, all of the offer conditions have been satisfied or waived (if permitted by the Merger Agreement) and the period during which the Senior Notes (as defined in the Offer to Purchase) will be marketed has not ended on the last business day prior to such scheduled expiration date until the earliest to occur of (i) the first business day after the lenders under the Debt Financing (as defined in the Offer to Purchase) have waived the condition in the Debt Financing commitment related to such marketing period and (ii) the first business day after the final day of the marketing period.

The Purchaser does not intend to provide for a subsequent offering period.

Subject to the applicable rules and regulations of the SEC, Parent and Purchaser expressly reserve the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the written consent of Union Drilling, neither Parent nor Purchaser will, (i) waive or change the Minimum Tender Condition, (ii) decrease the Offer Price, (iii) change the form of consideration to be paid in the Offer, (iv) decrease the number of Shares sought in the Offer, (v) extend or otherwise change the Expiration Date, except as expressly provided in the Merger Agreement, or (vi) impose additional Offer conditions or otherwise amend, modify or supplement any Offer condition or terms of the Offer in a manner materially adverse to any holder of Shares. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC. As used in the Offer to Purchase, “business day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Upon the terms of and subject to the conditions to the Offer, Purchaser will accept for payment and will promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms of and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight (New York City time) at the end of the day on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 4, 2012, which is the 60th day after the date of the commencement of the Offer. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Purchaser’s determination will be final and binding, subject to the rights of tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Union Drilling has provided us with Union Drilling’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Union Drilling’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

If you are a United States Holder (as defined in the Offer to Purchase), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the Shares you tender or exchange and the amount of cash you receive for those Shares. If you are a United States Holder, and you hold your Shares in a capital asset, the gain or loss that you recognize generally will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. Purchaser urges you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is unlawful.

Questions and requests for assistance may be directed to the Information Agent (as described in the Offer to Purchase) at its address, telephone numbers and email address set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (800) 697-6975

Email: info@dfking.com

October 5, 2012

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